Exhibit 99.1

For more information, contact:
Cogent Systems, Inc.	The Blueshirt Group, Investor Relations
Paul Kim	Chris Danne, Rakesh Mehta
Chief Financial Officer	(415) 217-7722
626-799-8090	chris@blueshirtgroup.com
www.cogentsystems.com	rakesh@blueshirtgroup.com

Cogent Systems Announces Fourth Quarter and Full-Year 2006 Results

South Pasadena, CA – February 26, 2007—Cogent Systems (Nasdaq: COGT) today announced financial results for the fourth quarter and full-year ended December 31, 2006.

Fourth quarter 2006 revenues were $42.3 million, which is an 81% sequential increase over revenues of $23.4 million in the immediately preceding third quarter and an 8.5% decrease compared to revenue of $46.2 million in the same year ago period. Net income on a GAAP basis for the fourth quarter of 2006 was $13.7 million, or $0.14 per diluted share. This compares to GAAP net income of $5.7 million, or $0.06 per diluted share, in the immediately preceding third quarter and $20.7 million, or $0.22 per diluted share in the same year ago period.

Cogent’s fourth quarter of 2006 GAAP results included $0.9 million of non-cash share based compensation charges related to the adoption of SFAS 123(R). Excluding the effects of share-based compensation and the net tax effect, non-GAAP net income for the fourth quarter of 2006 was $14.3 million, or $0.15 per diluted share. This compares to non-GAAP net income of $6.4 million, or $0.07 per diluted share, in the immediately preceding third quarter and $21.8 million, or $0.23 per diluted share, in the same year ago period, excluding the effects of similar items in both periods. Fourth quarter 2006 net and operating income were impacted by $1.9 million in legal expenses related to the Company’s ongoing intellectual property lawsuit.

“Fourth quarter revenues increased by 81% sequentially and we more than doubled profits compared to the prior quarter,” commented Ming Hsieh, President and Chief Executive Officer of Cogent. “Over the last year, we have added a number of new core customers and have won many new contract awards which we believe will significantly diversify our revenue stream and provide more consistent results in the coming year. We expect to return to growth in 2007 and continue to deliver high margins and profits.”

“Currently we are pursuing more than 20 significant projects in more than 15 countries around the world for border control, law enforcement, the civil market and the commercial sector,” added Mr. Hsieh. “Given this pipeline we believe that we can continue to add new customers during the year, in addition to ramping business with existing core customers. Our competitive positioning remains very strong, based on both our technological performance and our track record with our customers.”

Paul Kim, Chief Financial Officer of Cogent, commented, “We generated $11.7 million in cash from operations during the fourth quarter and ended the quarter with our cash and investments position at approximately $415 million or $4.32 per share. Operating expenses were higher due to significant outside legal expenses related to our ongoing intellectual property lawsuit.”

For the full-year ended December 31, 2006, revenues decreased to $101.7 million from $159.9 million in 2005. Net income in 2006 on a GAAP basis was $29.7 million, or $0.31 per diluted share, which compares to GAAP net income of $65.3 million, or $0.69 per diluted share, for the year ended December 31, 2005. Excluding the effects of share-based compensation and related tax effects, non-GAAP net income in 2006 was $32.9 million, or $0.34 per diluted share, compared to non-GAAP net income of $69.8 million, or $0.74 per diluted share in 2005.

The Company will host a conference call and live webcast at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today to discuss these results. Cogent will offer a live webcast of the conference call, accessible from the “Investor Relations” section of the Company’s website (www.cogentsystems.com). The webcast will be archived for a period of 15 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run for 2 days. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11082991. International parties should call 303-590-3000 and enter pass code 11082991.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP net income and earnings per share, may be considered non-GAAP financial measures. Cogent believes this information is useful to investors because it provides a basis for measuring Cogent’s available capital resources, the operating performance of Cogent’s business and Cogent’s cash flow, excluding share-based compensation that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Cogent’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Cogent’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Cogent may not be comparable to similarly titled amounts reported by other companies.

About Cogent Systems

Cogent is a leading provider of Automated Fingerprint/Palmprint Identification Systems, or AFIS, and other biometric identification solutions to governments, law enforcement agencies, and other organizations worldwide. Cogent’s AFIS solutions enable customers to capture fingerprint and palm print images electronically, encode prints into searchable files, and accurately compare a set of fingerprints/palm prints to a database containing potentially millions of prints in seconds. For more information, please visit www.cogentsystems.com

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements. Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Cogent is providing this information as of the date of this press release, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding Cogent’s anticipated revenue growth and growth in sales opportunities in a variety of markets, including future domestic and international growth. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here. Readers are referred to Cogent’s Report on Form 10-Q for the quarter ended September 30, 2006 filed by Cogent with the Securities and Exchange Commission which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: changes in government policies; uncertain political conditions in international markets; deriving a significant portion of revenues from a limited number of customers; deriving a significant portion of revenues from the sale of solutions pursuant to government contracts; failure of the biometrics market to experience significant growth; failure of Cogent’s products to achieve broad acceptance; potential fluctuations in quarterly and annual results; changes in Cogent’s effective tax rate; failure to successfully compete; failure to comply with government regulations; failure to accurately predict financial results due to long sales cycles; negative publicity and/or loss of clients due to security breaches resulting in the disclosure of confidential information; loss of export licenses or changes in export laws; failure to manage projects; rapid technology change in the biometrics market; loss of a key member of management team; termination of backlog orders; loss of limited source suppliers; negative audits by government agencies; failure to protect intellectual property; and exposure to intellectual property and product liability claims. The information contained in this press release is a statement of Cogent’s present intention, belief or expectation and is based upon, among other things, existing industry conditions, market conditions, the economy in general and Cogent’s assumptions. Cogent may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. Cogent undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. By including any information in this press release, Cogent does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

COGENT, INC.

CONDENSED BALANCE SHEET

December 31, 2006 and 2005

(in thousands)

	Balance at 12/31/2006	Balance at 12/31/2005
ASSETS:

Cash and investments	$414,802	$351,087
Accounts receivable, net	26,798	42,804
Unbilled accounts receivable	530	3,257
Inventories	19,439	20,222
Property and equipment, net	32,874	33,136
Deferred income taxes	43,423	55,246
Other assets	3,075	7,513

Total assets	$540,941	$513,265

LIABILITIES & EQUITY:

Accounts payable and accrued liabilities	$12,878	$9,495
Deferred revenue	37,504	45,158
Total stockholders’ equity	490,559	458,612

Total liabilities & equity	$540,941	$513,265

COGENT, INC.

CONDENSED STATEMENT OF INCOME

Three Months and Year Ended December 31, 2006 and 2005

(in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Revenues:
Product revenues	$36,469	$41,346	$79,055	$141,649
Maintenance and services revenues	5,865	4,903	22,602	18,240

Total revenues	42,334	46,249	101,657	159,889

Cost of revenues:
Cost of product revenues (1)	16,128	16,664	37,455	53,308
Cost of maintenance and services revenues (1)	1,648	1,241	6,252	4,997

Total cost of revenues	17,776	17,905	43,707	58,305

Gross profit	24,558	28,344	57,950	101,584

Operating expenses:
Research and development (1)	2,312	2,180	8,627	8,908
Selling and marketing (1)	2,274	1,837	7,974	7,543
General and administrative (1)	4,179	2,990	13,031	10,152

Total operating expenses	8,765	7,007	29,632	26,603

Operating income	15,793	21,337	28,318	74,981

Interest income	5,000	3,518	17,325	9,050
Other, net	(35)	(219)	441	518

Income before income taxes	20,758	24,636	46,084	84,549

Income tax provision	7,080	3,967	16,356	19,263

Net income	$13,678	$20,669	$29,728	$65,286

Net income per share:
Basic	$0.15	$0.22	$0.32	$0.74
Diluted	$0.14	$0.22	$0.31	$0.69

Number of shares used in per share computations:
Basic	94,132	92,957	94,051	88,403
Diluted	95,844	96,093	96,037	94,053

(1) Stock compensation expense was allocated as follows:
Cost of product revenues	$61	$60	$307	$246
Cost of maintenance and services revenues	98	88	471	444
Research and development	120	413	650	1,751
Selling and marketing	285	302	1,387	1,483
General and administrative	330	418	1,641	2,154

Total stock compensation expense	$894	$1,281	$4,456	$6,078

COGENT, INC.

Non-GAAP Earnings per Share Reconciliation

Three Months and Year Ended December 31, 2006 and 2005

(in thousands, except per share data)

	Three months ended December 31, 2006	Three months ended December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2005	Three months ended September 30, 2006
Earnings for per share calculations

GAAP Net Income	$13,678	$20,669	$29,728	$65,286	$5,733

GAAP Income tax provision	7,080	3,967	16,356	19,263	3,366
Stock-based compensation expense	894	1,281	4,456	6,078	989
Tax effect (1)	(7,362)	(4,147)	(17,689)	(20,844)	(3,733)

Non-GAAP Net income	$14,290	$21,770	$32,851	$69,783	$6,355

Earnings per share

GAAP Diluted EPS	$0.14	$0.22	$0.31	$0.69	$0.06

GAAP Income tax provision	0.07	0.04	0.17	0.21	0.04
Stock-based compensation expense	0.01	0.01	0.05	0.06	0.01
Tax effect (1)	(0.07)	(0.04)	(0.19)	(0.22)	(0.04)

Non-GAAP Diluted EPS	$0.15	$0.23	$0.34	$0.74	$0.07

(1)	Tax rates as follows:

- 34% for three months ended December 31, 2006

- 16% for three months ended December 31, 2005

- 35% for year ended December 31, 2006

- 23% for year ended December 31, 2005

- 37% for three months ended September 30, 2006